Exhibit 10.3
[Insert Name and Address]

Dear [Insert Name],
     Tri-County Financial Corp. (the “Company”) anticipates entering into a letter agreement (“Agreement”) with the United States Department of the Treasury (“Treasury”) that provides for the Company’s participation in the Treasury’s Capital Purchase Program (the “CPP”). If the Company does not participate in the CPP, this letter shall be of no further force and effect.
     For the Company to participate in the CPP and as a condition to the closing of the investment contemplated by the Agreement, the Company is required to meet specified standards for incentive compensation to its senior executive officers and to make changes to its compensation arrangements. To comply with these requirements, and in consideration of the benefits that you will receive as a result of the Company’s participation in the CPP, you agree as follows:
     (1) No Golden Parachute Payments. The Company shall not make any golden parachute payment to you during any period during which (A) you are a senior executive officer and (B) Treasury holds an equity or debt position acquired from the Company in the CPP (a “CPP Covered Period”).
     (2) Recovery of Bonus and Incentive Compensation. Any bonus and incentive compensation paid to you during a CPP Covered Period is subject to recovery or “clawback” by the Company if the payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria.
     (3) Compensation Program Amendments. Each of the Company’s compensation, bonus, incentive and other benefit plans, arrangements and agreements (including golden parachute, severance and employment agreements) (collectively, “Benefit Plans”) with respect to you is hereby amended to the extent necessary to give effect to provisions (1) and (2). For reference, certain affected Benefit Plans are set forth in Appendix A to this letter. If the payments and benefits provided under the Benefit Plans would exceed the golden parachute limitations of the CPP, the payments and benefits shall be reduced or revised, in the manner determined by you (subject to the next sentence), by the amount, if any, which is the minimum necessary to result in no portion of the payments and benefits exceeding the limitations. The Company, at its expense, will determine the extent of any reduction in the payments and benefits to be made pursuant to this letter. In addition, the Company is required to review its Benefit Plans to ensure that they do not encourage senior executive officers to take unnecessary and excessive risks that threaten the value of the Company. To the extent any such review requires revisions to any Benefit Plan with respect to you, you and the Company agree to negotiate such changes promptly and in good faith.

     (4) Definitions and Interpretation. This letter shall be interpreted as follows:
          (i) “Senior executive officer” means the Company’s “senior executive officers” as defined in subsection 111(b)(3) of EESA and 31 C.F.R. § 30.2.
          (ii) “Golden parachute payment” has the meaning given to such term in Section 111(b)(2)(C) of EESA and 31 C.F.R. § 30.9.
          (iii) “EESA” means the Emergency Economic Stabilization Act of 2008.
          (iv) The term “Company” includes any entities treated as a single employer with the Company under 31 C.F.R. § 30.1(b). You are also delivering a waiver pursuant to the Agreement, and, as between the Company and you, the term “employer” in that waiver will be deemed to mean the Company as used in this letter.
          (v) The term “CPP Covered Period” shall be limited by, and interpreted in a manner consistent with, 31 C.F.R. § 30.11.
          (vi) Provisions (1) and (2) of this letter are intended to, and will be interpreted, administered and construed to, comply with Section 111 of EESA (and, to the maximum extent consistent with the preceding, to permit operation of the Benefit Plans in accordance with their terms before giving effect to this letter).
     (5) Miscellaneous. To the extent not subject to federal law, this letter will be governed by and construed in accordance with the laws of Maryland. This letter may be executed in two or more counterparts, each of which will be deemed to be an original. A signature transmitted by facsimile will be deemed an original signature.

Yours sincerely, TRI-COUNTY FINANCIAL CORP.

Name:
Title:

Intending to be legally bound, I agree with and accept the foregoing terms on the date set forth below.

[Insert Name]
Date: